Exhibit 24.1

Limited Power of Attorney

Registration Statement on Form S-8

KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors/officers of PVF Capital Corp., an Ohio corporation, which is about to file with the Securities and Exchange Commission, Washington, D.C., under the provisions of the Securities Act of 1933, as amended, a Registration Statement on Form S-8 for the registration of certain of its common shares for offering and sale pursuant to the Park View Federal Savings Bank 401(k) Plan, hereby constitutes and appoints Robert J. King, Jr. and James H. Nicholson, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign such Registration Statement and any and all amendments and documents related thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto each of said attorneys-in-fact and agents, and substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all things that each of said attorneys-in-fact and agents, or either of them or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Effective the 14th day July, 2011, unless otherwise indicated below.

/s/ Robert J. King, Jr.	/s/ James H. Nicholson
Robert J. King, Jr.	James H. Nicholson

Mark D. Grossi	/s/ Marty E. Adams
Mark D. Grossi	Marty E. Adams

/s/ Steven A. Calabrese	/s/ Frederick D. DiSanto
Steven A. Calabrese	Frederick D. DiSanto

/s/ Umberto P. Fedeli	/s/ Richard R. Hollington, III
Umberto P. Fedeli	Richard R. Hollington, III

/s/ Stuart D. Neidus
Stuart D. Neidus